Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEE HOLDERS

ENZON PHARMACEUTICALS, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Enzon Pharmaceuticals, Inc.

[            ], 2020

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by Enzon Pharmaceuticals, Inc. (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by the Company to subscribe for and purchase Units (as defined below) pursuant to transferable subscription rights (“Subscription Rights”) distributed to all holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of 5:00 p.m., New York City Time, on [            ], 2020 (the “Record Date”). Each Unit consists of one share of newly designated Series C Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and 750 shares of Common Stock. For every 1,105 Subscription Rights held, the holder is entitled to purchase one Unit at a subscription price per Unit of $1,090 (the “Subscription Price”). The Subscription Rights, Units and Preferred Stock are described in the prospectus dated [            ], 2020 (a copy of which accompanies this notice) (the “Prospectus”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [            ], 2020 and ends at 5:00 p.m., New York City Time, on [            ], 2020, unless extended in the sole discretion of the Company; provided, however, that the Company may not extend the expiration date of the Rights Offering by more than 30 days past the original expiration date (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each beneficial owner of shares of Common Stock is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner on the Record Date, evidenced by transferable Subscription Rights certificates (the “Subscription Rights Certificates”) registered in the record holder’s name or its nominee. For every 1,105 Subscription Rights held, the holder is entitled to purchase one Unit at the Subscription Price.

The Company will not issue fractional Subscription Rights or fractional Units in the Rights Offering. Accordingly, if a holder owns shares of Common Stock in an amount other than a whole multiple of 1,105 shares and wishes to acquire a certain number of Units in the Rights Offering, such holder will need to either acquire (i) additional shares of common stock in the open market prior to the Record Date or (ii) additional Subscription Rights during the offering period of the Rights Offering, in each case in an amount sufficient to increase such holder’s ownership of Subscription Rights to allow such holder to participate at a level it desires to participate.

The Company is asking persons who hold shares of Common Stock beneficially, and who have received the Subscription Rights distributable with respect to those securities held through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised, and whether the Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting have been exercised in full.

The Company is asking you to contact your clients for whom you hold shares of Common Stock registered in your name or the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Subscription Rights Certificate

3.	Instructions as to Use of Subscription Rights Certificates

4.	Form of Broker Letter to Clients who are Beneficial Holders

5.	Form of Beneficial Owner Election Form

6.	Form of Nominee Holder Certification

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

A holder may revoke its exercise of its Subscription Rights at any time before the Expiration Date of the Rights Offering, as may be extended, by following the procedures set forth in the section of the Prospectus entitled “Description of the Rights Offering—Revocation Rights.” Any funds remitted to the Subscription Agent will be promptly returned to the holder upon proper revocation. Subscription Rights not exercised at or prior to 5:00 p.m., New York City Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON LLC, THE INFORMATION AGENT, TOLL-FREE AT (888) 605-8334.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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